Exhibit 99.1

MEDCATH CONTACT:
O. Edwin French	Art Parker
President/Chief Executive Officer	Chief Financial Officer
(704) 815-7700	(704) 815-7700
MEDCATH CORPORATION REPORTS FIRST QUARTER EARNINGS
          CHARLOTTE, N.C., Feb 3, 2010 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, today announced its unaudited operating results for its first quarter of fiscal 2010, which ended December 31, 2009.
First Quarter 2010 Highlights
•	Same facility hospital admissions and outpatient cases were up 2.0% and 5.8%, respectively, for the first quarter of fiscal 2010 compared to the same period of the prior year.

•	Same facility hospital non-cardiovascular admissions increased 17% for the first quarter of 2010 compared to the same period of the prior year.

•	Same facility hospital emergency department visits increased 14.7% in the first quarter of fiscal 2010 compared to the same period of the prior year.
          References in this release to same facility results exclude the impact of Hualapai Mountain Medical Center (“HMMC”), our newest hospital located in Kingman, Arizona, for the first quarter of fiscal 2010, its first quarter of operations.

First Quarter 2010 Results
          MedCath’s net revenue for the first quarter of fiscal 2010 decreased 2.0% to $147.3 million from $150.2 million in the first quarter of fiscal 2009. Contributing to the revenue decline was lower cases and net revenue related to cardiovascular services, primarily heart surgeries, offset by revenue from MedCath’s newest hospital and revenue growth in non-cardiovascular cases at several recently expanded hospitals. During the quarter, non-cardiovascular inpatient net revenue represented 25% of net inpatient revenue, compared to 17% in the first quarter of 2009. Loss from continuing operations, net of taxes was $(2.5) million, or $(0.13) per diluted share compared to $(1.9) million, or $(0.10) per diluted share, for the same period of the prior year. Adjusted EBITDA decreased to $7.8 million for the first quarter of fiscal 2010 from $16.1 million in the same period of the prior year.
Same Facility First Quarter 2010 Results
          Same facility net revenue decreased 5.0% from $150.2 million to $142.7 million for the first quarter of fiscal 2010 compared to the same period of the prior year. Same facility loss from continuing operations, net of taxes was $(0.2) million, or $(0.01) per diluted share, compared to a loss from continuing operations, net of taxes of $(1.9) million in the first quarter of fiscal 2009, or $(0.10) per diluted share. Same facility Adjusted EBITDA was $10.1 million for the first quarter of fiscal 2010.
          “The significant increase we experienced this quarter in our non-cardiovascular related net patient revenue is indicative that expansion at several of our hospitals is providing benefit to the communities we serve as well as to our Company,” said Ed French, MedCath’s President and Chief Executive Officer. “Although we are disappointed with our core cardiovascular net patient revenue this quarter, we are encouraged by our overall increase in admissions and outpatient cases.”
          Adjusted EBITDA excludes share-based compensation and pre-opening expenses, but these items are included as a component of loss from continuing operations. Share-based compensation expense totaled $0.6 million in the first quarter of fiscal 2010, or $0.02 per diluted share, compared to $1.0 million, or $0.03 per diluted share, in the first quarter of fiscal 2009. Pre-opening expenses related to the development of HMMC totaled $0.9 million, or $0.02 per diluted share, in the first quarter of fiscal 2010, compared to $0.2 million, or $0.01 per diluted share, in the first quarter of fiscal 2009.
          HMMC contributed $4.6 million to net revenue, $(3.2) million to EBITDA, which includes $0.9 million of pre-opening expenses, and $(2.3) million to loss from continuing operations, net of taxes, or $(0.12) per diluted share.

First Quarter Operating Statistics, Cash Flow and Capital Expenditures
          Same facility hospital admissions in the first quarter of fiscal 2010 were 6,938, up 2.0% compared to the first quarter of fiscal 2009. Adjusted admissions totaled 10,043, up 1.7% compared with the first quarter of fiscal 2009. Same facility hospital outpatient cases totaled 16,671 in the first quarter of fiscal 2010, up 5.8% compared to the first quarter of fiscal 2009.
          Total same facility uncompensated care, which includes charity care plus bad debt expense, equaled 9.6% of same facility hospital division net patient revenue before the deduction for charity care in the first quarter of fiscal 2010 versus 8.5% for the first quarter of fiscal 2009.
          Net cash provided by operating activities of continuing operations for the first quarter of fiscal 2010 was $3.9 million, down from $18.9 million in the first quarter of fiscal 2009. Cash provided by operating activities for the first quarter of fiscal 2010 includes $7.3 million cash used by HMMC, MedCath’s newest hospital. Cash paid for capital expenditures during the first quarter of fiscal 2010 totaled $9.3 million, which included $4.5 million related to maintenance expenditures and $4.8 million related to MedCath’s construction projects. As of the first quarter of fiscal 2010, MedCath’s balance sheet included cash and cash equivalents of $22.8 million, total debt and capitalized leases of $122.2 million and total assets of $558.1 million.
Use of Non-GAAP Financial Measures
          Included in the press release are certain financial measures that are not generally accepted accounting principles (“non-GAAP”), such as adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”); and adjusted diluted (loss) earnings per share from continuing operations (“Adjusted EPS”). Adjusted EBITDA represents MedCath’s loss from continuing operations, net of taxes before interest expense; loss on early extinguishment of debt; income tax benefit; depreciation; amortization; share-based compensation expense; loss on disposal of property, equipment and other assets; interest and other income; equity in net earnings of unconsolidated affiliates; net income attributable to noncontrolling interest; and pre-opening expense. Adjusted EPS represents MedCath’s diluted loss per share from continuing operations for the three months ended December 31, 2009 adjusted for share-based compensation expense and pre-opening expense. MedCath’s management uses Adjusted EBITDA to measure the performance of MedCath’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA and Adjusted EPS as a financial performance measure.
          Because Adjusted EBITDA and Adjusted EPS are non-GAAP measures, Adjusted EBITDA and Adjusted EPS, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompanies this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations and Adjusted EPS to diluted EPS from continuing operations.
          Same facility non-GAAP measures are also computed as defined above with the exception that they exclude the impact of Hualapai Mountain Medical Center.
          Management will discuss and answer questions regarding MedCath’s quarterly results on Thursday, February 4, 2010, during a 10 a.m. EST conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is 52092862. A live web cast will also be available on MedCath’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. EST, February 18, 2010. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 52092862. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
          MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates ten hospitals with a total of 825 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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          Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control including, but not limited to, enactment of changes in federal law that would limit physician hospital ownership. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy. The preparation of MedCath’s first quarter operating results required management to make estimates and assumptions that affect reported amounts of revenues and expenses. There is a reasonable possibility that actual results may vary significantly from those estimates.
          These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Annual Report or Form 10-K for the year ended September 30, 2009 filed with the Securities and Exchange Commission on December 15, 2009. Copies of our

filings with the Securities and Exchange Commission, including exhibits, are available at http://www.sec.gov.